Exhibit 4.16

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES
EXCHANGE ACT OF 1934

As of December 31, 2021, AutoNation, Inc. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

The following description of our common stock is based on our Third Amended and Restated Certificate of Incorporation, as amended (our “Certificate of Incorporation”), our Amended and Restated By-Laws (our “By-Laws”), and applicable provisions of law. We have summarized certain portions of our Certificate of Incorporation and By-Laws below. The summary is not complete and is subject to, and is qualified in its entirety by, our Certificate of Incorporation and our By-Laws, each of which is filed as an exhibit to the Annual Report on Form 10-K, and the applicable provisions of the Delaware General Corporation Law (“DGCL”). You should read our Certificate of Incorporation, By-Laws, and the applicable provisions of the DGCL for additional information.

As used in this Exhibit, the terms “our,” “us,” “we,” “AutoNation” and the “Company” refer only to AutoNation, Inc., a Delaware corporation, and not to any of its subsidiaries.

Authorized Shares

Under our Certificate of Incorporation, our authorized common stock consists of 1,500,000,000 shares of common stock, par value $0.01 per share.

Voting Rights

Each holder of shares of our common stock is entitled to one vote for each share held of record on the applicable record date on all matters submitted to a vote of stockholders. Our common stock does not have cumulative voting rights.

Dividends

Subject to the requirements of law and the provisions of our Certificate of Incorporation, holders of our common stock are entitled to receive dividends as may be declared from time to time by our Board of Directors (“Board”).

Liquidation/Dissolution Rights

Upon any liquidation or dissolution of AutoNation, holders of our common stock are entitled to share pro rata in all remaining assets available for distribution to stockholders after payment or providing for our liabilities and the liquidation preference of any outstanding preferred stock.

Other Rights

Holders of our common stock have no preemptive right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares or other securities. Our common stock has no sinking fund, redemption provisions, or conversion or exchange rights.

Certain Anti-Takeover Provisions of Our Certificate of Incorporation and By-Laws and the DGCL

Certain provisions in our Certificate of Incorporation and By-Laws and the DGCL may have the effect of delaying, deferring or discouraging another party from acquiring us. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board.

Preferred Stock

Our Certificate of Incorporation authorizes our Board to issue preferred stock in one or more series from time to time. Our Board is authorized to provide that any such series of preferred stock may be (i) entitled to voting powers, full or limited, or may be without voting powers; (ii) subject to redemption at such time or times and at such price or prices as our Board may establish; (iii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of stock as our Board may establish; (iv) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Company, as our Board may establish; (v) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Company at such price or prices or at such rates of exchange and with such adjustments as our Board may establish; and (vi) entitled to such other relative, participating, optional or special rights, qualifications, limitations or restrictions as our Board may establish. Under our Certificate of Incorporation, our authorized preferred stock consists of 5,000,000 shares of preferred stock, par value $0.01 per share. Issuance of preferred stock in the future could discourage bids for the common stock at a premium as well as create a depressive effect on the market price of the common stock.

Advance Notice of Stockholder Proposals or Nominations

Our By-Laws provide that stockholders at an annual meeting may only consider proposals or nominations (i) specified in the notice of meeting given by or at the direction of the Board, (ii) properly brought before the meeting by or at the direction of the Board or (iii) otherwise properly brought before the meeting by a stockholder who was a stockholder of record on (a) the date of the giving of timely notice to our Corporate Secretary and (b) the record date for the meeting, who is entitled to vote at the meeting and who has given to our Corporate Secretary timely written notice, in proper form. In addition to certain other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder generally must have given notice thereof in proper written form to our Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Our By-Laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Proxy Access

Our By-Laws permit a stockholder (or a group of up to 20 stockholders) owning three percent (3%) or more of our common stock continuously for at least three years to nominate and include in our proxy statement candidates for up to 20% of our Board (rounded down, but not less than two). To be timely, a notice of a nomination under our proxy access bylaw provisions must be delivered to or mailed and received at the principal executive offices of the Company not less than one-hundred twenty (120) days nor more than one-hundred fifty (150) days prior to the anniversary of the date that the Company first distributed its proxy statement to stockholders for the immediately preceding annual meeting of stockholders. The notice must contain certain information specified in our bylaws.

Special Meetings of Stockholders

Our By-Laws, subject to the requirements set forth therein, provide that a special meeting of stockholders may be called (i) for any purpose or purposes by or at the direction of the Board or (ii) by or at the direction of the Board upon the written request of one or more record holders of shares of our common stock representing not less than twenty-five percent (25%) of our then issued and outstanding shares of common stock. Under our By-Laws, our stockholders are permitted to act by written consent in lieu of a meeting.

Delaware General Corporation Law

Since we are a Delaware corporation, we are subject to certain anti-takeover provisions of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. This statute could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our Board and as a result could discourage attempts to acquire us, which could depress the market price of our common stock.

Listing

Our common stock is listed on the NYSE under the trading symbol “AN.”

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